EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Terra Tech Corp. on Form S-3 (File No. 333-227219) and Form S-8 (File Nos. 333-234106, 333-230081, and 333-237453) of our report, which includes an explanatory paragraph as to OneQor Technologies, Inc.’s ability to continue as a going concern, dated January 23, 2020, with respect to our audit of the consolidated financial statements of OneQor Technologies, Inc. as of September 30, 2019 and for the period from January 1, 2019 (commencement of operations) through September 30, 2019, appearing in this Current Report on Form 8-K of Terra Tech Corp. dated April 24, 2020.

Marcum LLP

Costa Mesa, California

April 24, 2020